EXHIBIT 99.1

                                  NEWS RELEASE


                       Investor Relations Contact: Susan Spratlen (972) 444-9001

           Pioneer Replaces 258% of 2002 Production at $6.30 per BOE,
                  Announces 2003 Capital Budget and Growth Plan

Dallas, Texas, January 23, 2003 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) announced that as of December 31, 2002, its total proved oil and gas reserves were 737 million barrels oil equivalent (MMBOE), or 4.4 trillion cubic feet (Tcf) natural gas equivalent, including 381 million barrels (MMBbls) of crude oil and natural gas liquids and 2.1 Tcf of natural gas.

Pioneer added 107 MMBOE of proved reserves during 2002, replacing 258% of production at a finding cost of $6.30 per BOE. The Company added 84 MMBOE from extensions, discoveries and revisions and acquired 23 MMBOE during 2002. Costs incurred during 2002 totaled $672 million, including $477 million for development and exploration activities and $195 million for acquisitions. Development activities included $222 million invested during the year for well completion, facilities construction and installation for four significant projects to develop reserves recorded in prior years. Year-end proved reserves and costs incurred are detailed in the attached supplemental schedule. Proved developed reserves account for approximately 67% of total proved reserves.

For the three years ending in 2002, Pioneer's finding cost averaged $6.24 per BOE. Over the three-year period, Pioneer added 266 MMBOE for total costs incurred of $1.7 billion. Three-year average reserve replacement was 210%. For the five years ending in 2002, Pioneer's finding cost averaged $6.88 per BOE. Over the five-year period, Pioneer added 338 MMBOE for total costs incurred of $2.3 billion. Five-year average reserve replacement was 140%.

Pioneer has several discoveries that have not been recorded as proved reserves due to continuing project evaluations. In Gabon, Pioneer has drilled and tested four successful offshore wells which have established significant oil in place. Full development of the field is expected to involve substantial capital investment underscoring the importance of confirming reservoir characteristics and productivity. Pioneer is seeking bids for the development of an early production system covering a limited field area which would allow the Company to gain additional information needed to design a full field development plan. The Company is also seeking improved fiscal terms from the government.

Scott D. Sheffield, Chairman and CEO, stated, "We know we have a significant amount of oil in place in Gabon, and obtaining this early production data will give us needed insight in order to design the most cost-effective infrastructure for developing and producing that oil, and thereby maximizing our return on investment."

2003 Capital Budget and Growth Plan

Pioneer's Board of Directors has approved a 2003 capital budget of $450 million to $550 million for its planned development and exploration activities. With most of the capital required for large project facilities having been fulfilled during 2002, a higher percentage of the 2003 capital budget will be directed toward drilling activities. The Company plans to drill over 400 wells during 2003. Pioneer expects to fund the capital budget from its cash flow and expects to have significant excess cash flow to allocate to the development of exploration successes, small core-area acquisitions, debt reduction and/or share repurchases.

Approximately 60% of the budget is directed toward U.S. activity, about half of which is allocated to onshore development activities principally in the Spraberry, West Panhandle, and Pawnee fields. The other half of the U.S. budget is earmarked for exploration and development in the Gulf of Mexico and Alaska. Canada and Argentina activity each account for approximately 9% of the budget, and approximately 22% is expected to be invested in Africa.

Development activities account for approximately 65% of expected capital expenditures. Exploration drilling capital represents approximately 25% of the budget, and seismic and other G&G capital represents 10% of the budget.

Pioneer plans to increase drilling activities related to the development of its U.S. onshore core areas and will continue its development drilling programs in Argentina and Canada. The exploration program includes plans to drill seven to


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ten wells in the Gulf of Mexico, up to three wells in Alaska,  six to nine wells in Tunisia, and three wells offshore South Africa. In Canada, Pioneer plans 20 exploration wells including 17 lower-cost, shallow gas tests. Pioneer will continue to drill lower-risk step-out exploration wells onshore Argentina focused on oil prospects.

Included in the U.S. development budget is approximately $35 million to complete facilities for the Falcon, Sable and Devils Tower projects. Falcon, a gas field being developed by Pioneer in the deepwater Gulf of Mexico, is on schedule and expected to reach first production during the second quarter of 2003. Sable, an oil field being developed offshore South Africa, is also expected to reach first production during the second quarter of 2003 as a result of schedule changes for the upgrade in progress on the floating production facilities. Devils Tower, an oil field being developed in the deepwater Gulf of Mexico, is now expected to reach first production in early 2004 after adjusting for third-party changes in the construction schedule for the truss spar production facility. The combined impact of these schedule changes represents approximately 1% of Pioneer's expected 2003 total production, and the Company believes it has the flexibility in its drilling plans to offset the impact of the changes. Impact to 2004 production is expected to be minimal.

Pioneer expects average daily production to rise approximately 45% in 2003. Production is expected to rise at least 10% to 15% in 2004 from the impact of a full year of production from the Falcon, Sable and Devils Tower fields, and any new discoveries resulting from Pioneer's extensive exploration program could add to production growth.

Mr. Sheffield stated, "We have reached an important milestone for Pioneer. The large investments fueling our growth have been made, and the cash flow from those investments is just beginning. We expect to back-up our exceptional growth in 2003 with strong growth in 2004 and 2005. Our three-year plan gives us confidence that beyond 2003 we can continue to grow production by 10% to 15% each year."

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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